Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the use of our report dated March 20, 2025, except for the effects of the reverse stock split described in Note 25 to the consolidated financial statements, as to which the date is July 18, 2025, with respect to the consolidated financial statements of Miami International Holdings, Inc., included herein, and to the reference to our firm under the heading "Experts" in the prospectus.
/s/ KPMG LLP
New York, New York
July 18, 2025